EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the ___ day of __________, 2015 by and between UAS Drone Corp., a Nevada corporation (hereinafter called the “Company”), and Chad Swan (hereinafter called the “Employee”).

1.

Employment and Title.  The Employee’s title shall be Chief Executive Officer. He shall perform such duties and tasks as instructed by the Company’s Board of Directors.

2.

Compensation and Reimbursement.

2.1

During the initial 6 months of his employment commencing January 31, 2015, the Employee shall receive no salary. Salary after the initial 6 month period will be negotiated in good faith between the parties prior to expiration of the initial term.  The Employee’s employment is at will.

2.2

The Employee shall receive $20,000 cash reimbursement for contributions already made to the Company or its predecessor upon the funding of the Company in the initial amount of not less than $250,000 (the “Initial Funding”).

2.3

Employee shall be eligible to receive sales incentives, stock options or other compensation bonuses as established by the Board of Directors from time to time.

3.       Disclosure of Information.

3.1

In the course of Employee's employment hereunder, Employee will receive, contribute to the production of, or become privy to the Company's Confidential Information (as hereinafter defined).

3.2

Employee agrees that during Employee’s employment by Company and for a period of three (3) years thereafter, Employee shall hold in confidence and shall not directly or indirectly reveal, report, publish, copy, duplicate, disclose or transfer any of the Confidential Information to any person or entity, or utilize any of the Confidential Information for any purpose, except in the course of Employee’s work for Company. Employee agrees that during Employee’s employment by Company and in perpetuity thereafter, Employee shall hold in confidence and shall not directly or indirectly reveal report, publish, copy, duplicate, disclose, transfer or otherwise misappropriate any Confidential Information to any person or entity, or utilize such Confidential Information for any purpose, except within the course of Employee’s employment with Company.

3.3

All notes, data, reference materials, memoranda, documentation and records in any form or media in any way incorporating or reflecting any Confidential Information of Company shall belong exclusively to Company.  Upon termination of his employment for any reason, or at any time Company may request prior thereto, Employee shall immediately surrender and turn over to Company any of Company’s property whatsoever and all Confidential Information of Company, whether the same be in writing, print, copy, audio or video tape, computer program or disc, picture, or any other medium whatsoever, and whether appearing in original documents, summaries, excerpts, abstracts or other formats, and shall provide Company with all information necessary to access and use said Confidential Information.  Employee shall have no right to retain any originals or copies of the foregoing for any reason whatsoever after termination of his employment hereunder without the express prior written consent of Company and, upon termination, Employee shall certify in writing that he no longer possesses and has not distributed or retained any Confidential Information of Company or any of Company’s property whatsoever.

3.4

Notwithstanding the terms of this Agreement, the obligation of Employee to protect the confidentiality of any Confidential Information shall terminate as to any information or materials which:  (i) are, or become, public knowledge through no act or failure to act of Employee; (ii) are publicly disclosed by the proprietor thereof; (iii) are lawfully obtained without obligations of confidentiality by Employee from a third party after reasonable inquiry regarding the authority of such third party to possess and divulge the same; (iv) are independently developed by Employee from sources or through persons that Employee can demonstrate had no access to Confidential Information; or (v) are lawfully known by Employee at the time of disclosure other than by reason of discussions with or disclosures by Company.

3.5

As used in this Agreement, “Confidential Information” means information or material, whether oral or written, that is proprietary to Company or designated (either expressly or by virtue of the manner in which such information or material is traditionally treated in business settings) as Confidential Information by Company and not generally known by non-Company personnel, which Employee may develop or which Employee may receive, obtain knowledge of or become privy to through or as a result of Employee’s relationship with Company (including information conceived, originated, discovered or developed in whole or in part by Employee).  “Confidential Information” includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing): trade secrets, discoveries, ideas, concepts, software in various stages of development, designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, procedures, “know-how”, marketing techniques and materials, marketing and development plans, names of employees and information related to them, customer names, contacts, and other information related to customers, price lists, pricing policies, and financial data, information and projections.  “Confidential Information” also includes any information described above which Company obtains from another party and which Company treats as proprietary or designates as “Confidential Information”, whether or not owned or developed by Company.  Information that is publicly known and that is generally employed by the trade or generic information or knowledge which Employee would have learned in the course of similar work elsewhere in the trade is not intended to and shall be deemed not to be a part of the “Confidential Information”.

4.

Agreement Not to Solicit Sources.  Employee agrees that during his employment by Company and for a period of one (1) year following termination of such employment for any reason whatsoever, Employee shall not, either directly or indirectly, on his own behalf or in the service of or on behalf of others actively solicit, or attempt to solicit, initiate contact with, or call upon any clients or actively sought prospective clients of Company with whom Employee had material contact during his employment with Company, for the purpose of soliciting, selling, diverting to or otherwise providing services on behalf of any business entity  which engages in the business of oil and gas exploration, unless agreed to in writing by both parties.

4.1

Exempt Company.  Employee’s consulting and Iowa precision agriculture companies, shall be exempt from this non-solicitation provision, provided any contact with sources of the Company does not directly compete with the Company’s business.

4.2

Material Contact.  For purposes of this Agreement, “material contact” exists between Employee and each client or actively sought prospective client of Company with whom Employee personally interacts on behalf of Company, whether such interaction is conducted in person, in writing, by telephone or by other form of communication.

5.

Work Product.

5.1

Employee agrees that any inventions, ideas, Confidential Information, or copyrightable or patentable subject matter in whole or in part conceived or made by employee during or after the term of his employment with Company which are made through the use of any of Company’s Confidential Information or any of Company’s equipment, facilities or time, or which result from any work performed by Employee for Company (collectively, “Work Product”), shall belong exclusively to Company and shall be considered part of the Confidential Information (as the case may be) for purposes of this Agreement.

5.2

All patentable or copyrightable subject matter generated or developed by Employee under this Agreement shall be deemed to be work made for hire, and exclusively the Company shall upon creation, own all such copyrightable subject matter. In the event that any such patentable or copyrightable subject matter may not be considered work made for hire, then to the fullest extent permitted by law, Employee hereby assigns to Company or its designee all ownership of all patents or copyrights in all such subject matter, and Company or its designee shall have the right to obtain and hold in its own name patents, copyrights, registrations and similar protections related thereto to the extent available.

6.

Conflicts of Interest.     During the term of his employment Employee shall not engage in activities or practices involving any possible conflict of interest.  These activities or practices may subject Employee to disciplinary action, up to and including termination of employment.  Employee should avoid at all times the appearance of, as well as an actual, conflict of interest.

6.1

Conflicts of interest activities or practices include, but are not limited to: engaging in business conduct that is damaging to the reputation of the Company, accepting outside employment in any organization that does business with the Company or is a competitor of the Company, investing or having a financial interest in a private company which does business with the Company or having stock ownership in a publicly traded company which does business with the Company if the relationship(s) may influence Employee’s business decisions (this applies to Employee and to close relatives and is applicable at the time of hire and at any time during the course of employment).  If an individual does own stock in a company that does business with the Company, the relationship should be disclosed upon employment and all significant business dealings with that company will be reviewed.

6.2

Discussing company information with the press without prior authorization from management is also a conflict of interest.

7.

Indemnification.  The Company shall indemnify and hold harmless the Employee from and against any and all claims, damages, expenses (including attorneys' fees) and amounts paid in settlement, litigation, arbitration or otherwise (a “Claim”) actually and reasonably incurred by him in connection with the investigation, defense, settlement or appeal of any threatened, pending or completed Claim to which the Employee was or is a party or is threatened to be made a party by reason of the fact that the Employee is or was an officer, director, employee or agent of the Company is or was serving at the request of the Company as an officer, director, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, or by reason of anything done or not done by the Employee in such capacity or capacities, provided that the Employee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company.

8.

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to any conflict of law rule or principle that would give effect to the laws of another jurisdiction.

9.

Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered by hand or when deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the Company’s executive office, or to the last address known for the Employee.

10.

Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Employee and the Company with respect to such subject matter.

11.

Benefits; Binding Effect.  This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns.  Notwithstanding the foregoing, neither party may assign its rights or benefits hereunder without the prior written consent of the other party hereto.

12.

Severability.  The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.  If such invalidity is caused by duration, geographic scope or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

13.

Waivers.  The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

EMPLOYEE ACKNOWLEDGES THAT HE HAS READ AND UNDERSTANDS THESE TERMS AND CONDITIONS OF EMPLOYMENT AND AGREES THAT THESE TERMS AND CONDITIONS ARE NECESSARY FOR THE REASONABLE AND PROPER PROTECTION OF THE COMPANY'S BUSINESS.  EMPLOYEE FURTHER ACKNOWLEDGES THAT THE COMPANY HAS ADVISED HIM THAT HE IS ENTITLED TO HAVE THIS AGREEMENT REVIEWED BY AN ATTORNEY OF HIS SELECTION PRIOR TO SIGNING, AND HE HAS EITHER DONE SO OR ELECTED TO FOREGO THAT RIGHT.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

UAS DRONE CORP.

By: _/s/Christopher Nelson___________

Name: Christopher Nelson

Title: Director

Date: 3-5-15

EMPLOYEE

_/s/Chad Swan____________________

Chad Swan

Date: 3-5-15